Exhibit 99.1

FOR IMMEDIATE RELEASE:

Service Corporation International
Completes Private Offering of $300 Million of Unsecured Senior Notes Due 2017

HOUSTON, Texas, June 15, 2005 . . . Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, announced today that it had successfully completed its previously announced private offering of $300 million principal amount of 7% Senior Notes due 2017. The Company intends to use the net proceeds from the offering together with available cash for the tender offers for the Company’s 7.2% Notes due 2006 and 6.875% Notes due 2007.

The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes were not initially registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” or “predict,” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets and our ability to successfully complete the previously announced tender offers.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2004 Annual Report on Form 10-K, as amended. Copies of this document as well as other SEC filings can be obtained from our website at http://www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, owns and operates funeral service locations and cemeteries. We have an extensive network of businesses including 1,169 funeral service locations and 390 cemeteries in North America as of March 31, 2005. For more information about Service Corporation International, please visit our website at http://www.sci-corp.com.

For additional information contact:

Investors:	Debbie Young — Director / Investor Relations	(713) 525-9088

Media:	Terry Hemeyer — Managing Director / Corporate Communications	(713) 525-5497